UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 20, 2020

The 2020 Annual Meeting of Stockholders of Endurance International Group Holdings, Inc. will be held on Wednesday, May 20, 2020 at 2:00 p.m., Eastern time. Due to public health and travel concerns related to coronavirus (COVID-19), the Annual Meeting will be a virtual stockholder meeting, conducted via live audio webcast. You may attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EIGI2020. You will need to have your 16-Digit Control Number, included in your proxy card or in the instructions that accompanied your proxy materials, to join the Annual Meeting. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect three Class I directors nominated by our Board of Directors, each to serve for a term ending in 2023, or until his or her successor has been duly elected and qualified;

2. To approve, in a non-binding advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending December 31, 2020; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record on our books at the close of business on March 23, 2020, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

If you are a stockholder of record, please vote over the internet at www.proxyvote.com, by telephone at (800) 690-6903 or, if you elected to receive printed materials, by mail. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the Annual Meeting, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

DAVID C. BRYSON

Secretary

April 9, 2020

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

10 Corporate Drive

Burlington, Massachusetts 01803

PROXY STATEMENT

For the 2020 Annual Meeting of Stockholders on May 20, 2020

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2020 Annual Meeting of Stockholders, to be held on Wednesday, May 20, 2020 at 2:00 p.m., Eastern time, and at any adjournment or postponement thereof. Due to public health and travel concerns related to coronavirus (COVID-19), the Annual Meeting will be held virtually, conducted via live audio webcast. You may attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EIGI2020. You will need to have your 16-Digit Control Number, included in your proxy card or in the instructions that accompanied your proxy materials, to join the Annual Meeting.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement, the accompanying proxy card and our 2019 Annual Report to Stockholders were first made available to stockholders on or about April 9, 2020.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

For the 2020 Annual Meeting of Stockholders on May 20, 2020

This proxy statement and the 2019 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Endurance International Group Holdings, Inc.

Attn: Investor Relations

10 Corporate Drive

Burlington, Massachusetts 01803

Telephone: (781) 852-3250

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019 are also available on the SEC’s website, www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?

A.    We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our 2020 Annual Meeting of Stockholders, or Annual Meeting, to be held virtually on the Internet, conducted via live audio webcast, on Wednesday, May 20, 2020 at 2:00 p.m., Eastern time.

Q. Who can vote at the Annual Meeting?

A.    Our Board has fixed March 23, 2020 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy over the Internet, by telephone or by mail.

        On the record date, we had 141,614,392 shares of common stock outstanding (each of which entitles its holder to one vote per share).

Q. How do I attend the Annual Meeting virtually?

A.    Due to public health and travel concerns related to coronavirus (COVID-19), we will be hosting the Annual Meeting via live audio webcast on the Internet. You will not be able to attend the meeting in person. You may attend the Annual Meeting online, vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EIGI2020. You will need to have your 16-Digit Control Number, included in your proxy card or in the instructions that accompanied your proxy materials, to join the Annual Meeting.

        The webcast will start at 2:00 p.m., Eastern time, on Wednesday, May 20, 2020. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/EIGI2020. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.

Q. How do I vote?	A. If your shares are registered directly in your name, you may vote:

(1)   Over the Internet Before the Annual Meeting: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., or Broadridge, at www.proxyvote.com, and follow the instructions provided on the Notice Regarding the Availability of Proxy Materials you received. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern time, on May 19, 2020, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)   By Telephone: Call (800) 690-6903, toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern time, on May 19, 2020, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)   By Mail: If you elected to receive printed materials, you may complete and sign your proxy card included with those materials and mail it in the enclosed postage prepaid envelope to Broadridge. Broadridge must receive the proxy card not later than May 19, 2020, the day before the Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

If you do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4)   During the Annual Meeting: The Annual Meeting will be held virtually via live audio webcast. You may attend and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/EIGI2020. You will need to have your 16-Digit Control Number, included in your proxy card or in the instructions that accompanied your proxy materials, to join the Annual Meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1)   Over the Internet Before the Annual Meeting or by Telephone: You will receive instructions from your broker or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)   By Mail: If you have elected to receive printed materials, you will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3) During the Annual Meeting: Follow the instructions provided by your broker or other nominee who holds your shares.

Q. Can I change my vote?	A. If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)   Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern time, on May 19, 2020.

(2)   If you have elected to receive printed materials, sign a new proxy and submit it as instructed above. Only your latest dated proxy, received by Broadridge not later than May 19, 2020, will be counted.

(3)   Attend the Annual Meeting, request that your proxy be revoked and vote during the Annual Meeting as instructed above. Attending the Annual Meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote during the Annual Meeting as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?

A.    If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet before the Annual Meeting, by telephone, by returning a proxy card via the mail or by electronic ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1) and the advisory “say-on-pay” vote (Proposal 2) are non-discretionary matters. The ratification of the appointment of our independent auditors (Proposal 3) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?

A.    A majority of our outstanding shares of common stock must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy through the mail, or that are represented by a stockholder who votes during the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokers or nominees that indicate on their proxies that they do not have authority to vote those shares on non-discretionary matters. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?

A. Proposal 1 — Election of Three Class I Directors

        The Annual Meeting will be uncontested with respect to the election of directors. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. As a result, a nominee for Class I director will be elected if the votes cast “FOR” the nominee’s election at the Annual Meeting exceed the votes cast “AGAINST” the nominee’s election. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or AGAINST any nominee and will be treated as “broker non-votes.” Broker non-votes will not be counted as votes cast and will have no effect on the voting on Proposal 1. If you vote to ABSTAIN, your shares will not be voted FOR or AGAINST the nominee and will not be counted as votes cast. Voting to ABSTAIN will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR all nominees;

• vote FOR one or more nominees and AGAINST the other nominee(s);

• vote AGAINST all nominees; or

• ABSTAIN from voting with respect to all or specific nominees.

Proposal 2 — Non-Binding Advisory “Say-on-Pay” Vote on the Compensation of our Named Executive Officers

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the approval of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will not be counted as votes cast and will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2. With respect to Proposal 2, you may:

• vote FOR the non-binding resolution;

• vote AGAINST the non-binding resolution; or

• ABSTAIN from voting on the non-binding resolution.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3 — Ratification of Appointment of Independent Auditors

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast on Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Although stockholder approval of our Audit Committee’s appointment of BDO USA, LLP, or BDO, as our independent auditors for the year ending December 31, 2020 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 3 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2020.

Q. What happens if the votes cast “FOR” an incumbent director nominee do not exceed the votes cast “AGAINST” such nominee in an uncontested election?

A.    Under our majority vote standard for the election of directors, in an uncontested election, a nominee for election as a Class I Director at the Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee. Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must tender to the Board an irrevocable resignation that will become effective upon both (i) only in the case of an uncontested election, the candidate’s failure to receive the required vote and (ii) Board acceptance of such resignation. If any incumbent director does not receive the required vote in an uncontested election, the Board will decide (based on the recommendation of a committee of independent directors) whether to accept the director’s resignation within 90 days after the election results are certified. We will promptly publicly disclose the Board’s decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may decrease the size of the Board in accordance with our amended and restated bylaws. Our Corporate Governance Guidelines are posted on our website at http://ir.endurance.com/corporate-governance.

Q. Are there other matters to be voted on at the Annual Meeting?

A.    We do not know of any matters that may come before the Annual Meeting other than the election of three Class I directors, the advisory “say-on-pay” vote, and the ratification of the appointment of our independent auditors. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. Who bears the costs of soliciting these proxies?

A.    We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

The following table sets forth the name, age and position of each of our directors as of March 23, 2020.

Name	Age	Position

Jeffrey H. Fox	58	President, Chief Executive Officer and Director

James C. Neary(2)(3)	55	Chairman of the Board

Andrea J. Ayers(3)	56	Director

Dale Crandall(1)	78	Director

Joseph P. DiSabato(2)(3)	53	Director

Tomas Gorny	44	Director

Peter J. Perrone(1)	52	Director

Chandler J. Reedy(3)	39	Director

Justin L. Sadrian(2)	47	Director

Alexi A. Wellman(1)	49	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Jeffrey H. Fox has served as a director and president and chief executive officer of our company since August 2017. Mr. Fox is a principal of The Circumference Group LLC, an investment and advisory firm which he founded in 2009. He was president and chief executive officer of Convergys Corporation, a customer management company, from 2010 to November 2012. Prior to that, Mr. Fox held multiple senior leadership roles at Alltel Corporation over a 13 year period, including chief operating officer, Group President – Shared Services, and Group President – Alltel Information Services. Mr. Fox currently serves on the board of Avis Budget Group, Inc., and within the last five years, he has served on the boards of directors of Convergys Corporation and Blackhawk Network Holdings, Inc. We believe Mr. Fox is qualified to serve on our Board due to his extensive experience leading strategy and operations for public companies in the technology, information services and telecom industries.

James C. Neary has served as our chairman since December 2011. Mr. Neary is a managing director and partner at Warburg Pincus LLC, or Warburg Pincus, and joined the firm in 2000. Mr. Neary is head of the firm’s industrial and business services group, co-head of the firm’s healthcare group and a member of the firm’s investment management group. From 2010 to 2013, he led the firm’s late-stage efforts in the technology and business services sectors. From 2004 to 2010, he was co-head of the firm’s technology, media and telecommunications investment efforts. From 2000 to 2004, he led the firm’s capital markets activities. Prior to joining Warburg Pincus, Mr. Neary was a managing director at Chase Securities and worked in the leveraged finance group at Credit Suisse First Boston. Currently, he is a director of WEX Inc. We believe Mr. Neary is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and as chairman of other companies and his deep familiarity with our company.

Andrea J. Ayers has served as a director of our company since February 2019. Ms. Ayers served as the president and chief executive officer of Convergys Corporation from October 2012 until SYNNEX Corporation’s acquisition of Convergys in October 2018. Previously, Ms. Ayers served as the president of Convergys Customer Management Group Inc. from 2008 to 2012 and as the chief operating officer of Convergys Management Group Inc. from 2010 to 2012. Ms. Ayers is currently a member of the board of directors of Stanley Black & Decker, Inc. Within the last five years, Ms. Ayers has also served on the board of directors of Convergys Corporation. We believe Ms. Ayers is qualified to serve on our Board due to her extensive leadership and operating experience and expertise in customer management.

Dale Crandall has served as a director of our company since June 2013. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its president. Mr. Crandall also serves as a director of Zovio Inc. (formerly Bridgepoint Education, Inc.). Within the last five years, Mr. Crandall served as lead trustee of The Dodge & Cox Mutual Funds, and as a director of Ansell Limited. We believe Mr. Crandall is qualified to serve on our Board due to his strong foundation in financial reporting and accounting matters for complex organizations and his extensive executive leadership and management experience.

Joseph P. DiSabato has served as a director of our company since December 2011. Mr. DiSabato worked for Goldman Sachs from 1988 to 1991, rejoined Goldman Sachs in 1994 and has served as managing director in its Merchant Banking Division since 2000. Within the last five years, Mr. DiSabato served on the board of directors of Benefitfocus, Inc. We believe Mr. DiSabato is qualified to serve on our Board due to his extensive knowledge of financial and accounting matters and his familiarity with our company.

Tomas Gorny has served as a director of our company since 2007. Mr. Gorny also co-founded and served as chief executive officer and chairman of iPower, Inc., or iPower, from 2001 to 2007 and, following our acquisition of iPower in 2007, he remained in a senior leadership role at iPower until 2010. Mr. Gorny is the chief executive officer and chairman of Unitedweb, Inc., a company that invests in internet and technology companies, where he has served since 2008 when he co-founded the company. He is also the chief executive officer and chairman of Nextiva, Inc., a cloud communication platform company providing UCaaS and software services, where he has served since the company’s founding in 2007. We believe Mr. Gorny is qualified to serve on our Board due to his extensive experience in our industry and detailed knowledge of our company and our business.

Peter J. Perrone has served as a director of our company since December 2011. Mr. Perrone is the chief financial officer at AtScale, Inc., a business intelligence and big data analytics company, where he has served since September 2017. Previously, Mr. Perrone served as the chief financial officer of Percolate Industries, Inc., a marketing technology company, from December 2015 to August 2017, and was with Limelight Networks, Inc., or Limelight Networks, a digital presence management company, where he served as its chief financial officer from November 2013 to December 2015, and as its senior vice president from August 2013 to November 2013. Mr. Perrone also served as a director of Limelight Networks from 2006 to August 2013. From 1999 to August 2013, Mr. Perrone was with Goldman Sachs, where he had served as managing director in its Principal Investment Area since 2007. We believe Mr. Perrone is qualified to serve on our Board due to his experience evaluating and providing guidance and strategic advice to technology and software companies, as well as his deep familiarity with our company.

Chandler J. Reedy has served as a director of our company since December 2011. Mr. Reedy is a managing director and partner at Warburg Pincus, where he has also served as an associate and as a principal, and joined the firm in 2004. Mr. Reedy leads the firm’s late-stage investments in the technology and business services sectors. Prior to joining Warburg Pincus, he worked in UBS’ Investment Banking Division where he advised corporations and financial sponsors on mergers and acquisitions and leveraged financings. We believe Mr. Reedy is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

Justin L. Sadrian has served as a director of our company since December 2011. Mr. Sadrian is a managing director and partner at Warburg Pincus and joined the firm in 2000. Mr. Sadrian focuses on the firm’s internet, software and information investments. Prior to joining the firm, Mr. Sadrian worked at JP Morgan in its investment banking and private equity groups. Mr. Sadrian is a member of the board of directors of Avalara, Inc. and within the last five years, he has served on the board of Grubhub Inc. We believe Mr. Sadrian is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and deep familiarity with our company.

Alexi A. Wellman has served as a director of our company since April 2019. Ms. Wellman has served as the chief financial and accounting officer at Altaba Inc., a publicly traded management investment company, since June 2017. Prior to that role, Ms. Wellman was the vice president, global controller of Yahoo from October 2015 to June 2017, and the vice president, finance at Yahoo from November 2013 to October 2015. Earlier in her career, Ms. Wellman was a partner at KPMG LLP. We believe Ms. Wellman is qualified to serve on our Board due to her extensive executive leadership experience and expertise in finance and accounting.

There are no family relationships among any of our directors or executive officers.

Composition of the Board of Directors

Our Board currently consists of ten members. The current members of our Board were elected in compliance with the provisions of a stockholders agreement among our company and certain holders of our common stock. See page 18 under “Related Person Transactions—Stockholders Agreement.” In particular, investment funds and entities affiliated with Warburg Pincus designated Messrs. Neary, Reedy and Sadrian, and may designate up to one additional director, for election to our Board, and investment funds and entities affiliated with Goldman Sachs designated Mr. DiSabato, for election to our Board. Investment funds and entities affiliated with Warburg Pincus also designated Mr. Neary as the chairman of our Board. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

In accordance with the terms of our restated certificate of incorporation and amended and restated bylaws, our Board is divided into three classes, each of whose members will serve for staggered three-year terms. The members of the classes are divided as follows:

•	the Class I directors are Ms. Wellman and Messrs. Perrone and Reedy, and their terms will expire at this Annual Meeting;

•	the Class II directors are Messrs. Crandall, Gorny and Sadrian, and their terms will expire at our annual meeting of stockholders held in 2021; and

•	the Class III directors are Ms. Ayers and Messrs. DiSabato, Fox and Neary, and their terms will expire at our annual meeting of stockholders held in 2022.

Our stockholders agreement provides that investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•

four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our initial public offering, or IPO;

•

three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•

one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, our stockholders agreement provides that investment funds and entities affiliated with Goldman Sachs are entitled to designate one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

For so long as investment funds and entities affiliated with Warburg Pincus are entitled to designate at least three directors to our Board, the directors designated by investment funds and entities affiliated with Warburg Pincus will be entitled to designate the chairman of our Board.

Our restated certificate of incorporation provides that the authorized number of directors may be changed only by our Board, subject to the rights of any holders of any series of our preferred stock; provided that the authorized number of directors may not exceed ten as long as investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs are entitled to designate at least one director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.

Our stockholders agreement provides that any director designated by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively. In addition, our restated certificate of incorporation and our amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Under our majority vote standard for the election of directors, in an uncontested election, a nominee for election as a director will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market. Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of the composition of the Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Messrs. Fox and Gorny, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our Board also determined that Ms. Wellman and Messrs. Crandall and Perrone, who are members of our Audit Committee, Messrs. DiSabato, Neary and Sadrian, who comprise our Compensation Committee, and Ms. Ayers and Messrs. DiSabato, Neary and Reedy, who comprise our Nominating and Corporate Governance Committee, satisfy the respective independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable.

In making such determinations, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairman of the Board and chief executive officer may be separated or combined. Our Board has considered its leadership structure and determined that at this time, the roles of chairman of the Board and chief executive officer should be separate. Separating the chairman and the chief executive officer positions allows our chief executive officer, Mr. Fox, to focus on running the business, while the chairman of our Board, Mr. Neary, leads the Board in its fundamental role of providing advice to and oversight of management. Mr. Neary has been an integral part of the leadership of our company and our Board since December 2011, and our Board believes that he is well situated to lead the Board in these responsibilities. Our Board believes this leadership structure is appropriate at the current time because it balances independent oversight and operational execution.

Board Committees

Our Board has established Audit, Compensation, and Nominating and Corporate Governance Committees, each of which operates under a charter that has been approved by our Board. A copy of each committee’s charter has been posted on the corporate governance section of our website, www.endurance.com.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	overseeing our risk assessment and risk management policies, including with respect to cybersecurity risks;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

The members of our Audit Committee are Ms. Wellman and Messrs. Crandall and Perrone. The Audit Committee met eight times during 2019.

Our Board has determined that Ms. Wellman and Messrs. Crandall and Perrone are each an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	annually reviewing and making recommendations to our Board with respect to director compensation;

•	periodically reviewing and making recommendations to our Board with respect to management succession planning;

•	reviewing and discussing with management our “Compensation Discussion and Analysis”; and

•	preparing the Compensation Committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders.

The members of our Compensation Committee are Messrs. DiSabato, Neary and Sadrian. The Compensation Committee met five times during 2019 and acted by written consent once. For additional information about the role and responsibilities of our Compensation Committee, see page 26 under “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation—Oversight of Executive Compensation Program.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to our Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of our Nominating and Corporate Governance Committee are Ms. Ayers and Messrs. DiSabato, Neary and Reedy. The Nominating and Corporate Governance Committee met four times during 2019.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or served during 2019, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our company, nor has any member ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.endurance.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq Listing Rules concerning any amendments to, or waivers from, any provision of the code.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates (other than directors appointed by Warburg Pincus and Goldman Sachs pursuant to our stockholders agreement) includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria specified in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and ability to act in the interests of stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our corporate governance guidelines provide that the backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities.

The director biographies on pages 8 to 10 indicate each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a member of our Board. Our Board believes that each of the director nominees has had substantial achievement in his or her professional and personal pursuits, and possesses talents and experience that will contribute to our success.

Stockholder Nominations

Stockholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Burlington, MA 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our amended and restated bylaws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2021 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the amended and restated bylaws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met, either in person or telephonically, five times during 2019 and acted by written consent one time. During 2019, each director attended at least 75% of the aggregate of the number of Board meetings held while he or she was a member of the Board and the number of meetings held by all committees on which he or she then served.

Our directors are invited to attend our annual meetings of stockholders, but are not required to do so. Mr. Gorny attended our 2019 annual meeting of stockholders telephonically.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the Board, with the assistance of our chief legal officer, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are generally forwarded to all directors, or to specified individual directors, if applicable, if they relate to important substantive matters and include suggestions or comments that our chief legal officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications to our Board should address such communications to Board of Directors, c/o Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Burlington, MA 01803.

Executive Officers Who Are Not Directors

The following table sets forth the name, age and position of each of our executive officers who are not also directors as of March 23, 2020.

Name	Age	Position

Marc Montagner	58	Chief Financial Officer

Christine Barry	55	Chief Operating Officer – Web Presence

David C. Bryson	67	Chief Legal Officer

John Orlando	54	Chief Marketing Officer

Kimberly S. Simone	54	Chief Operating Officer – Digital Marketing

Marc Montagner has served as our chief financial officer since September 2015. Mr. Montagner has also served as our chief risk officer since April 2018, and from May 2017 to February 2018, he served as our interim chief operating officer. Mr. Montagner was previously chief financial officer at LightSquared, Inc., or LightSquared (now Ligado Networks), from January 2012 until August 2015. Previously, he had been executive vice president of sales, marketing and strategy at LightSquared from 2009 to 2010. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From June 2010 to December 2011, Mr. Montagner served as managing partner of DuPont Circle Partners LLC. Prior to joining LightSquared in February of 2009, Mr. Montagner was managing director and co-head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until 2006, he was senior vice president, corporate development and M&A with the Sprint Nextel Corporation. Prior to 2002, Mr. Montagner was a managing director in the Media and Telecom Group at Morgan Stanley.

Christine Barry has served as our chief operating officer – web presence since June 2019. Previously, Ms. Barry served as our chief services officer from September 2017 to June 2019. From September 2014 to August 2017, Ms. Barry was president and chief executive officer of Windham Professionals, Inc., a revenue cycle management firm. From 2008 to April 2014, Ms. Barry served as senior vice president of global business process outsourcing operations at Convergys Corporation, a customer management company.

David C. Bryson has served as our chief legal officer since July 2013. He served as an executive vice president from May 2011 until July 2013 and as our general counsel from April 2005 until July 2013, as well as from 2000 to 2002. From 2002 to 2004, Mr. Bryson served as chief regulatory counsel at FleetBoston Financial Corporation.

John Orlando has served as our chief marketing officer since August 2016. Prior to joining Endurance, Mr. Orlando held several positions at Constant Contact, Inc., or Constant Contact, which we acquired in February 2016. Mr. Orlando served as chief marketing officer of Constant Contact from January 2016 to August 2016, vice president of customer and product marketing from October 2014 to January 2016 and vice president of product marketing from September 2013 to October 2014. From 2012 to 2013, Mr. Orlando was general manager and chief operating officer of RoundBuzz, a subsidiary of Sixth Sense Media, and from 2010 to 2012 he served as executive vice president of worldwide marketing and business development of Sixth Sense Media.

Kimberly S. Simone has served as our chief operating officer – digital marketing since June 2019. Previously, Ms. Simone served as our enterprise transformation officer from November 2017 to June 2019. From February 2013 to November 2017, Ms. Simone was vice president of the enterprise solutions division of Verizon Communications.

RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2019 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Commercial Arrangements with Related Parties

Interactive Business Services, LLC, or IBS, provides website security and performance products that we offer to our customer base. Our director Mr. Gorny owned a majority of IBS until its sale to an unrelated third party in April 2018, and Mr. Gorny continued to hold a financial interest in IBS during 2019. Under our previous agreement with IBS, which was terminated effective July 2019, we paid IBS $675,000 per year for specified website security products provided to our customers. The agreement also involved revenue share arrangements between the parties, a minimum sales commitment by IBS and an agreement by us to use IBS as the exclusive external sales organization for a designated set of website security products for our major U.S. operated brands. We were also party to two much smaller agreements with IBS, also terminated effective July 2019, relating to our India business and a small non-strategic web hosting brand, respectively, pursuant to which we paid IBS a revenue share for sales of IBS products and services and exclusively offered IBS for website security solutions to customers of these businesses. In July 2019 we entered into a new strategic partnership agreement with IBS that is primarily based on a revenue share arrangement between the parties and a monthly fee for product support provided by IBS. The agreement has an initial term of two years ending in July 2021 and will automatically renew for subsequent one year terms unless terminated by either party. The new agreement with IBS does not contain an exclusivity provision, but IBS has an economic termination right if amounts payable by us under the agreement fall below certain specified amounts. In 2019, we recorded expenses of $1.8 million in connection with our relationship with IBS.

Pursuant to his employment agreement, we reimburse Mr. Fox, our chief executive officer, for expenses incurred from the use of his private aircraft for company business purposes at a rate of $4,125 per hour. In 2019, we reimbursed Mr. Fox approximately $139,000 for use of such private aircraft for company business travel.

Okumus Share Repurchase

Pursuant to the company’s share repurchase authorization announced on March 10, 2020, on March 19, 2020, we entered into a stock repurchase agreement with Okumus Fund Management Ltd. (“Okumus”), a holder of more than 5% of our capital stock. Under the agreement, we repurchased 5.0 million shares of our common stock from Okumus on March 23, 2020 at a price of $1.49 per share, for an aggregate repurchase price of $7.45 million. The $1.49 per share repurchase price we paid represented a discount to the closing price per share of our common stock on the trading day prior to our entry into the repurchase agreement, which was $1.55 per share.

Registration Rights Agreement

We entered into a second amended and restated registration rights agreement, dated October 25, 2013, or the 2013 registration rights agreement, with certain holders of our common stock, including our principal stockholders, pursuant to which we have agreed to register the sale of shares of our common stock under specified circumstances. As of March 23, 2020, holders of a total of 65,693,919 shares of our common stock have the right to require us to register these shares under the Securities Act of 1933, as amended, or the Securities Act, under specified circumstances. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

We may be required by investment funds and entities affiliated with Warburg Pincus or Goldman Sachs to register all or part of their shares of common stock in accordance with the Securities Act and the 2013 registration rights agreement. The net aggregate offering price of shares that investment funds and entities affiliated with Warburg Pincus or Goldman Sachs propose to sell in any underwritten offering must be at least $50 million, or such holder must propose to sell all of such holder’s shares if the net aggregate offering price of such shares is less than $50 million. We are not obligated to effect more than three demand registrations at the request of investment funds and entities affiliated with Warburg Pincus and one demand registration at the request of investment funds and entities affiliated with Goldman Sachs, or effect more than one marketed underwritten offering in any consecutive 90-day period without the consent of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. There is no limitation on the number of unmarketed underwritten offerings that we may be obligated to effect at the request of investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs. We have specified rights to delay the filing or initial effectiveness of, or suspend the use of, any registration statement filed or to be filed in connection with an exercise of a holder’s demand registration rights.

In addition, if we propose to file a registration statement under the Securities Act with respect to specified offerings of shares of our common stock, we must allow holders of registration rights to include their shares in that registration. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares to be registered and our right to delay a registration statement under specified circumstances. Pursuant to the 2013 registration rights agreement, we are required to pay all registration expenses and indemnify each participating holder with respect to each registration of registrable shares that is completed.

Stockholders Agreement

We entered into a stockholders agreement, dated October 24, 2013, which we refer to as the stockholders agreement, with certain holders of our common stock, including investment funds and entities affiliated with Warburg Pincus and Goldman Sachs. The stockholders agreement contains agreements among the parties with respect to the election of our directors, certain restrictions on the issuance and transfer of shares and certain corporate governance matters. The material terms of the stockholders agreement are described below.

Director Designees; Chairman

Under the terms of the stockholders agreement, investment funds and entities affiliated with Warburg Pincus are entitled to designate up to:

•

four directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 32,339,279 shares of our common stock, which represents 50% of the shares of our common stock that they held immediately following the closing of our IPO;

•

three directors for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 16,169,640 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO; and

•

one director for election to our Board for so long as certain investment funds and entities affiliated with Warburg Pincus hold an aggregate of at least 8,084,820 shares of our common stock, which represents 12.5% of the shares of our common stock that they held immediately following the closing of our IPO.

In addition, investment funds and entities affiliated with Goldman Sachs are entitled to designate up to one director to our Board for so long as investment funds and entities affiliated with Goldman Sachs hold an aggregate of at least 5,213,194 shares of our common stock, which represents 25% of the shares of our common stock that they held immediately following the closing of our IPO.

For so long as investment funds and entities affiliated with Warburg Pincus are entitled to designate at least three directors to our Board, the directors designated by investment funds and entities affiliated with Warburg Pincus will be entitled to designate the chairman of our Board.

Removal of Directors

Any director designated by investment funds and entities affiliated with Warburg Pincus or Goldman Sachs may be removed with or without cause only by investment funds and entities affiliated with Warburg Pincus or Goldman Sachs, as applicable.

Quorum

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least one director for election to our Board and for so long as investment funds and entities affiliated with Goldman Sachs have the right to designate at least one director for election to our Board, in each case, a quorum of our Board will not exist without at least one director designee of each of Warburg Pincus and Goldman Sachs present at such meeting; provided that if a meeting of our Board fails to achieve a quorum due to the absence of a director designee of Warburg Pincus or Goldman Sachs, as applicable, the presence of at least one director designee of Warburg Pincus or Goldman Sachs, as applicable, will not be required in order for a quorum to exist at the next meeting of our Board.

Approval Rights

For so long as investment funds and entities affiliated with Warburg Pincus have the right to designate at least three directors for election to our Board, in addition to any other vote required by applicable law, certain actions required or permitted to be taken by our stockholders and certain specified corporate transactions may be effected only with the affirmative vote of 75% of our Board, including:

•	acquisitions or business combination transactions involving any other entity with an enterprise value in excess of $200 million in the aggregate;

•	mergers or other business combinations or other transactions involving a sale of all or substantially all of our and our subsidiaries’ assets or a “change in control” under our indebtedness documents;

•	dispositions of our or our subsidiaries’ assets with a value in excess of $200 million, other than sales of inventory or products in the ordinary course of business;

•	any change in the size of our Board;

•	any amendment to our restated certificate of incorporation or our amended and restated bylaws;

•	any termination of our chief executive officer or designation of a new chief executive officer;

•	any change in the composition of any committee of our Board;

•

except for ordinary course compensation arrangements, entering into, or modifying, any arrangements with one of our executive officers or any of our or our executive officers’ affiliates or associates;

•	issuance of additional shares of our or our subsidiaries’ capital stock, subject to certain limited exceptions;

•

incurrence of indebtedness, in a single transaction or a series of related transactions, that exceeds five times consolidated EBITDA, as defined in our Third Amended and Restated Credit Agreement, dated November 25, 2013, by and among us, EIG Investors Corp., as borrower, the lenders party thereto, and Credit Suisse AG, as administrative agent, as amended or restated from time to time, which we refer to as the credit agreement, for the preceding 12 months, subject to certain exceptions; and

•	any amendment to the definition of consolidated EBITDA in the credit agreement.

For so long as investment funds and entities affiliated with Goldman Sachs have the right to designate one director for election to our Board, the approval of the director designated by investment funds and entities affiliated with Goldman Sachs will be required for amendments to certain agreements with us if such amendments are disproportionately favorable to investment funds and entities affiliated with Warburg Pincus as compared to investment funds and entities affiliated with Goldman Sachs.

Corporate Opportunities

To the fullest extent permitted by law, we have, on behalf of ourselves, our subsidiaries and our and their respective stockholders, renounced any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be presented to Warburg Pincus, Goldman Sachs or any of their respective affiliates, partners, principals, directors, officers, members, managers, employees or other representatives, and no such person has any duty to communicate or offer such business opportunity to us or any of our subsidiaries. Further, no such person shall be liable to us or any of our subsidiaries or any of our or its stockholders for breach of any duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us or our subsidiaries. This exculpation from liability does not apply in the case of any such person who is a director or officer of ours, where such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ours.

Indemnification Agreements

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers, as applicable.

Although directors designated for election to our Board by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs may have certain rights to indemnification, advancement of expenses or insurance provided or obtained by investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs, respectively, we have agreed in our stockholders agreement that we will be the indemnitor of first resort, will advance the full amount of expenses incurred by each such director and, to the extent that investment funds and entities affiliated with either Warburg Pincus or Goldman Sachs or their insurers make any payment to, or advance any expenses to, any such director, we will reimburse those investment funds and entities and their insurers for such amounts.

Transactions with Goldman Sachs

Certain affiliates of The Goldman Sachs Group, Inc., including GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P. and related entities, or the Goldman Sachs Funds, beneficially own approximately 10.9% of our outstanding capital stock, and Mr. DiSabato, one of our directors, is a managing director at Goldman Sachs. See page 45 under “Principal Stockholders” and page 8 under “Management and Corporate Governance.”

In December 2015, we entered into a three-year interest rate cap with a subsidiary of Goldman Sachs & Co. which limited our exposure through February 2019 to LIBOR interest rate increases over 2.0% on $500.0 million of our outstanding debt. In 2016, we paid approximately $3.0 million to a subsidiary of Goldman Sachs & Co. as a premium for this interest rate cap. No further premiums are payable under this interest rate cap.

In February 2016, our wholly owned subsidiary EIG Investors Corp. issued 10.875% senior notes, or the Notes, in the aggregate principal amount of $350.0 million due 2024. In January 2017, we exchanged the Notes for substantially identical notes, or the Exchange Notes, except that the Exchange Notes are registered under the Securities Act. In November 2016, we filed a registration statement providing for the registration of certain secondary transactions in the Exchange Notes by Goldman Sachs & Co. and its affiliates. This registration statement remains effective and in 2020, we incurred expenses of approximately $0.1 million in connection with the filing of an update to this registration statement.

Arrangements with Executive Officers and Directors

For a description of the compensation arrangements we have with our executive officers and directors, see page 38 under “Executive Compensation—Employment and Compensation Arrangements with Named Executive Officers” and page 42 under “Executive Compensation—Director Compensation.”

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in or is not inconsistent with our company’s best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that transactions that are specifically contemplated by provisions of our restated certificate of incorporation and amended and restated bylaws do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has reviewed the audited financial statements of Endurance International Group Holdings, Inc. (the “Company”) for the fiscal year ended December 31, 2019 and discussed them with the Company’s management and BDO USA, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of Endurance International Group Holdings, Inc.

Dale Crandall, Chairman

Peter J. Perrone

Alexi A. Wellman

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our executive compensation program, including the 2019 compensation of our named executive officers, or NEOs, who are listed below:

Name	Title
Jeffrey H. Fox	President and Chief Executive Officer
Marc Montagner	Chief Financial Officer
John Orlando	Chief Marketing Officer
Christine Barry	Chief Operating Officer – Web Presence; former Chief Services Officer (1)
David C. Bryson	Chief Legal Officer

(1)	Ms. Barry served as chief services officer through June 24, 2019, when she became chief operating officer for our web presence business.

Overview

We are a leading provider of cloud-based platform solutions designed to help small- and medium-sized businesses, or SMBs, succeed online. We serve approximately 4.8 million subscribers globally with a range of products and services that help SMBs get online, get found and grow their businesses. In addition to for-profit businesses, our subscribers include non-profit organizations, community groups, bloggers, and hobbyists. Although we provide our solutions through a number of brands, we are focusing our marketing, engineering and product development efforts on a small number of strategic assets, including our Constant Contact, Bluehost, HostGator, and Domain.com brands.

The table below provides a summary of our financial results for the years ended December 31, 2018 and 2019. Please see our Annual Report on Form 10-K filed with the SEC on February 14, 2020 for additional discussion of our business and fiscal year 2019 performance.

	Year Ended December 31, 2018	Year Ended December 31, 2019
	(in thousands)
Revenue	$1,145,291	$1,113,278
Net income (loss)	$4,534	$(12,347)
Adjusted EBITDA(1)	$338,058	313,644
Net cash provided by operating activities	$182,552	161,973
Free cash flow(1)	$129,233	114,658

(1)

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Please see Appendix A for a reconciliation of adjusted EBITDA and free cash flow to their nearest comparable GAAP financial measures.

Since the beginning of 2018, we have focused on investing to improve the customer experience and expand product offerings in our strategic brands and on simplifying our business, with the goal of returning to positive subscriber and revenue growth. While we believe our efforts in these areas are beginning to yield positive results, our progress toward revenue growth in 2019 was slower than we had anticipated, which negatively impacted our stock price and the value of our employees’ long-term equity incentives.

We believe that retaining and incentivizing our employees is critical to the attainment of our business goals. Since the hiring market in our industry and in the geographic areas where many of our offices are located is highly competitive, we must maintain market-competitive levels of compensation to retain key personnel. In light of these factors, in July 2019, the Compensation Committee approved off-cycle restricted stock unit awards to certain NEOs and other key employees. These awards, or the Retention Grants, were in addition to our regular annual equity grants made in February 2019. The Retention Grants vest in three equal annual installments on each anniversary of the grant date over the next three years. Please see “2019 Executive Compensation” below for further discussion of the Retention Grants.

Key Features of Executive Compensation Program

Our executive compensation is designed to deliver compensation in accordance with company and individual performance and to support our operational and financial priorities. Our executive compensation programs are intended to:

•	Link compensation to stockholder value creation and the long-term growth of our company;

•	Be aligned with stockholder interests;

•	Be market competitive with the firms with which we compete for executives, so that we can attract, retain and reward the best talent;

•	Support our key operating and financial goals; and

•	Reflect each executive’s experience, skills, individual performance and career potential.

The key elements, compensation objectives and principles of our overall 2019 executive compensation program, and information on how these relate to company and individual performance, are summarized in the table below.

Compensation Element	Compensation Objectives and Principles	Relation to Performance
Base Salary—fixed annual cash salary

•    Compensate NEOs for services rendered during the year in the form of fixed cash compensation.

•    Base salary levels are generally set to reflect each NEO’s role and responsibilities, value to us, experience, performance, internal equity and market competitiveness.

•    Increases in base salary reflect factors such as economic conditions, business conditions, the Compensation Committee’s assessment of company and individual performance over the prior year, and potential of the individual to contribute to our success.

Annual Bonus—variable cash payment based on company and individual performance	• Motivate and reward NEOs for achieving specific company performance goals over a one-year period. • Payment is not guaranteed and payout levels vary according to company and individual performance.

•    Company performance determines the extent to which the annual bonus will be funded (if at all), although the Compensation Committee can exercise discretion to fund the annual bonus in whole or in part even if targets are not achieved.

•    Annual bonuses may be adjusted based upon individual performance.

Long-Term Incentives (“LTI”)—equity awards that focus executives on the long-term performance of the company	• Align NEOs’ interests with those of our stockholders and drive long-term value creation. • Reward NEOs for long-term growth. • Attract, retain, motivate and reward NEOs.

•    Restricted stock units (sometimes referred to as RSUs) provide retention incentives and align NEO interests with those of stockholders.

•    Stock options can motivate executives to take actions that could increase our stock price.

Mix of 2019 Target Compensation

The following charts show the mix of 2019 target compensation for (i) Mr. Fox and the (ii) other NEOs, on average. The data shown reflects target compensation established in February 2019 and does not reflect Ms. Barry’s promotion in June 2019 or the Retention Grants made in July 2019. Stock option and RSU values are calculated in accordance with the methodology used for the “Summary Compensation Table” below.

Target Compensation of Mr. Fox	Average Target Compensation of the other NEOs

Executive Compensation Best Practices

Our executive compensation program features a number of best practices that are designed to focus our NEOs on our long-term performance and to align their interests with those of our stockholders generally:

•	None of our NEOs have guaranteed base salary increases or bonuses.

•	We do not provide our NEOs with any defined benefit pension or supplemental pension benefits.

•	None of our NEOs have “golden parachute” excise tax gross-up arrangements.

•	We use an independent compensation consultant and benchmark our compensation practices against a peer group of similar companies within a reasonable size range of us.

•

Equity awards granted to our NEOs generally have “double-trigger” vesting and will be accelerated only in the event we undergo a change in control and the executive’s employment is terminated without cause by us, or, if applicable, for good reason by the executive, in connection with the change in control or, for Mr. Fox, if the acquiring corporation in a change in control does not agree to assume Mr. Fox’s outstanding equity awards.

•	We believe our compensation program does not encourage excessive risk taking.

•	Our stock incentive plans do not permit repricing or exchange of underwater stock options without stockholder approval.

•	We prohibit hedging of our stock by employees, officers and directors.

•	We prohibit pledging of our stock by employees, officers and directors.

•	We have stock ownership guidelines that apply to our officers and directors.

•	We have a clawback policy that applies to our officers.

•	We hold an annual advisory “say-on-pay” vote on NEO compensation.

2019 “Say-On-Pay” Vote

Approximately 90% of the votes cast at our 2019 Annual Meeting of Stockholders held on May 22, 2019 voted to approve the compensation of our NEOs. The Compensation Committee considered these results when making decisions on executive compensation. We believe the results demonstrate support for the overall design of our compensation program in 2018. As in past years, the Committee considered granting our executives long-term equity incentive awards that vest based upon performance targets rather than solely based on the provision of services to the company over time. The Committee concluded that time-based vesting for equity awards was the most effective way to encourage our executives to remain with us while the company is undergoing a period of strategic and operational transition.

Setting Executive Compensation

Oversight of Executive Compensation Program

Our Compensation Committee is responsible for overseeing our executive compensation program. The Committee reviews and approves the compensation of our chief executive officer and our other executive officers after taking into account a number of factors, including the following:

•	our financial and operational performance;

•	the chief executive officer’s recommendations with respect to the compensation of his direct reports;

•	the input of our human resources leadership;

•	the Committee’s own assessment of the performance of each executive officer;

•	internal pay equity considerations among our senior management employees;

•	peer group and market data for comparable positions; and

•	prevailing industry compensation trends and practices.

Our Compensation Committee has full discretion to approve, modify or reject any compensation change recommended by our chief executive officer for other executive officers.

The Compensation Committee has the ability to delegate certain of its responsibilities to subcommittees. The Compensation Committee may also delegate to executive officers the ability to approve grants under our stock incentive plans to employees who are not executive officers or directors.

Our Compensation Committee has engaged Exequity, LLP, or Exequity, an independent compensation consulting firm, to advise it on executive compensation, equity plan design and related corporate governance matters. In 2019, Exequity advised our Compensation Committee with respect to Mr. Fox’s compensation, the composition of our executive compensation peer group, evaluating and benchmarking our executive compensation programs in relation to peer group and market practices, benchmarking our stock incentive plan utilization and overhang rates in relation to peer group practices, and trends in executive compensation. The Compensation Committee has assessed Exequity’s independence from management as required by the Nasdaq Listing Rules and has concluded that Exequity’s engagement does not present a conflict of interest.

Benchmarking of Executive Compensation for 2019

The Compensation Committee evaluates our executive compensation program based on our business and talent development strategies, the Committee members’ business judgment and a group of peer companies. For 2019, this group consisted of the following 15 companies that were in similar or complementary industries, had generally comparable revenue and market capitalizations, and/or were competitors for key executive talent:

Cimpress N.V. CoStar Group, Inc. GoDaddy Inc. GrubHub Inc. J2 Global, Inc. LogMeIn, Inc. Nuance Communications, Inc. SS&C Technologies Holdings, Inc.	The Ultimate Software Group, Inc. TripAdvisor, Inc. Verint Systems Inc. VeriSign, Inc. Web.com Group, Inc. Wix.com Ltd. Yelp, Inc.

We added LogMeIn, Inc. and Nuance Technologies, Inc. to our 2019 peer group to replace Bankrate Inc., EarthLink Holdings Corp., and WebMD Health Corp, each of which was acquired during 2017. The Compensation Committee selected LogMeIn and Nuance primarily because they are in the cloud-based software industry and are headquartered in the same geographic area as we are, and therefore compete with us for executive talent.

The Compensation Committee reviewed compensation data from the above peer group as a reference to provide context for setting 2019 target pay opportunities for our executive officers. The Committee also reviewed data from the 2018 Radford Global Technology Survey from companies with $1 billion to $3 billion in revenue for the same purpose.

We do not target a specific, relative percentile positioning for total direct compensation, or the elements of total direct compensation, for NEO pay levels. Instead, we review total compensation for each position and the mix of elements to ensure that compensation is adequate to attract and retain key NEOs.

Compensation Risk

We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short- and long-term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

•

Base salaries, including those of our NEOs, are fixed and based on the respective responsibility of the individual. Base salaries are generally designed to provide a predictable income at market-competitive levels, regardless of our financial or stock price performance.

•

Our annual bonus program, the Management Incentive Plan, or MIP, is based on company-wide objectives rather than on the objectives of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole.

•

Bonuses under the MIP are capped at a maximum payout (which was 125% of target for the 2019 MIP) and payouts are subject to adjustment based on the Compensation Committee’s discretion. We believe both of these features act as disincentives to excessive risk taking.

•

Long-term compensation opportunities consist of equity-based awards such as RSUs, restricted stock and options that typically vest over three to four years. We believe that this encourages our executives to make decisions that are in the best long-term interests of our company as a whole because the ultimate value of these awards is realized over time and dependent upon company performance.

2019 Executive Compensation

In determining 2019 compensation for our NEOs, our Compensation Committee evaluated the three key compensation elements – base salary, annual bonus, and long-term incentives – both individually and in the aggregate as components of each NEO’s total compensation. This section discusses the Committee’s decisions with respect to each of these components.

Base Salary

During 2019, the Compensation Committee approved the following base salary increases for our NEOs:

Name	2018 Base Salary (at year end) ($)	2019 Base Salary (at year end) ($)(1)	Change ($/%)	Rationale(2)
Jeffrey H. Fox	800,000	825,000	3.1%	COLA
Marc Montagner	500,000	515,000	3.0%	COLA
John Orlando	385,605	401,029	4.0%	COLA, market adjustment
Christine Barry	357,000	400,000	12.0%	Promotion, market adjustment and COLA
David C. Bryson	357,000	367,710	3.0%	COLA

(1)	2019 COLA increases were effective on March 30, 2019.
(2)	“COLA” means cost of living adjustment

These salary increases were primarily cost of living adjustments. Ms. Barry’s base salary increase also reflected her promotion from chief services officer to chief operating officer – web presence in June 2019 and adjustments to better align her compensation with peer group data for comparable positions.

Annual Bonus: 2019 Management Incentive Plan (MIP)

Our annual cash bonuses are granted under the MIP, a non-equity incentive plan which is designed to reward our employees, including the NEOs, for our achievement of designated company performance targets for a fiscal year.

For 2019, the MIP had two pre-established targets, each weighted at 50%: a GAAP revenue target of $1.150 billion and an adjusted EBITDA target of $320 million. Both GAAP revenue and adjusted EBITDA were defined as set forth in the company’s publicly filed financial reports, as follows:

•

GAAP revenue (50% weighting) was defined as revenue recognized for 2019 in accordance with U.S. Generally Accepted Accounting Principles (GAAP), as reported in the company’s publicly filed financial statements.

•

Adjusted EBITDA (50% weighting) was defined as net income (loss) for 2019, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, gain on sale of business, (gain) loss of unconsolidated entities, impairment of goodwill and other long-lived assets, SEC investigations reserve, and shareholder litigation reserve.

The MIP provides that the company’s performance against each of the GAAP revenue and adjusted EBITDA targets is evaluated separately and is mapped to a bonus pool funding percentage in accordance with the matrix below. The bonus pool funding percentage for each metric is weighted and added to the corresponding figure for the other metric. The bonus pool is funded at the resulting combined percentage, which we refer to as the “bonus pool funding percentage”. If the company’s actual performance for either metric falls between the target figures shown in the matrix, linear interpolation is used to determine the corresponding bonus pool funding percentage.

GAAP Revenue			Adjusted EBITDA
Target ($, in billions)		Bonus Pool Funding Percentage	Target ($, in millions)		Bonus Pool Funding Percentage
<1.125		0%	<300		0%
1.125		90%	300		90%
1.150		100%	320		100%
1.175		110%	335		110%
1.200	+	125%	355	+	125%

If the bonus pool is funded, the MIP provides that individual bonuses are calculated based upon the combined bonus pool funding percentage and each individual’s base salary actually paid for the year (referred to as his or her “eligible earnings”), target bonus percentage (expressed as a percentage of eligible earnings), and a discretionary individual performance adjustment. The target bonus percentages for Messrs. Fox, Montagner, Orlando, and Bryson were 100%, 100%, 75 and 60%, respectively, for all of 2019. The Compensation Committee increased Ms. Barry’s target bonus percentage from 50% to 60% effective April 1, 2019 as part of our annual executive compensation review process, and to 75% effective October 1, 2019, in connection with her promotion to chief operating officer – web presence.

The 2019 company targets, actual achievement, and bonus pool funding percentages for each of GAAP revenue and adjusted EBITDA were as follows:

Metric	Target ($)	Actual Achievement ($)	Bonus Pool Funding Percentage
			Unweighted	Weighted	Combined
GAAP revenue	1.150 billion	1.113 billion	0.0%	0.0%	48.4%
Adjusted EBITDA(1)	320 million	314 million	96.8%	48.4%

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of adjusted EBITDA to net income (loss), its most comparable GAAP financial measure.

We separately evaluated our actual achievement for each of the GAAP revenue and adjusted EBITDA metrics and mapped the result to a bonus pool funding percentage, using linear interpolation for adjusted EBITDA as described above. The bonus pool funding percentage for GAAP revenue was 0.0% because the company did not meet the minimum threshold required for the GAAP revenue metric to contribute to bonus pool funding, and the bonus pool funding percentage for adjusted EBITDA was 96.8%. Each bonus pool funding percentage (shown in the “Bonus Pool Funding Percentage – Unweighted” column in the table above) was then given a weight of 0.5, and added to the weighted percentage for other metric to arrive at a combined company bonus pool funding percentage of 48.4%.

The Compensation Committee exercised its discretion under the 2019 MIP to provide for funding of the 2019 MIP bonus pool at 90% of the target level for our non-executive employees, due to the importance of maintaining employee morale and promoting retention in a competitive hiring market. However, the 48.4% bonus pool funding percentage determined through the calculations described above was used to determine 2019 MIP payouts to our NEOs (other than Ms. Barry, as described below). Bonuses for NEOs were calculated by multiplying each person’s eligible earnings by his or her target bonus percentage and 48.4%. The output of this calculation for each NEO was then reviewed by the Compensation Committee for increase or decrease based upon its subjective assessment of each individual’s performance and (with respect to NEOs other than Mr. Fox) input and recommendations from Mr. Fox. The Committee adjusted Ms. Barry’s payout upwards to $208,858, which would correspond to a bonus pool funding percentage of 90%, in recognition of the significant additional responsibilities she took on as a result of her promotion to chief operating officer – web presence in June 2019.

The following table provides further detail about the 2019 annual bonus payout under the MIP for each NEO:

Name	2019 MIP Bonus Eligible Earnings ($)	Target Percent of Eligible Earnings		2019 Bonus Pool Funding Percentage	Individual Performance Adjustment		Actual 2019 MIP Annual Bonus Earned ($)
Jeffrey H. Fox	818,269	100%		48.4%	None		396,042
Marc Montagner	510,962	100%		48.4%	None		247,306
John Orlando	396,877	75%		48.4%	None		144,066
Christine Barry	379,717	~61	%(1)	48.4%	186	%(2)	208,858
David C. Bryson	364,827	60%		48.4%	None		105,946

(1)

Target percent shown is a blended rate that reflects two increases to Ms. Barry’s target bonus percentage during 2019 as discussed above. The first increase was from 50% to 60% and was effective April 1, 2019, and the second was from 60% to 75% and was effective October 1, 2019.

(2)

Ms. Barry’s 2019 MIP payout was adjusted upwards to correspond to a bonus pool funding percentage of 90% to reflect her promotion, as discussed above. This equates to a dollar adjustment of $96,539, or an individual performance adjustment of approximately 186%.

2019 Long-Term Equity Incentives

Annual Grants- February 2019

In February 2019, our Compensation Committee granted annual long-term equity incentives, or LTI, to our NEOs in the form of a combination of RSUs (75% of LTI value) and stock options (25% of LTI value). The Compensation Committee used peer group benchmarking data, its assessment of individual performance, internal pay equity considerations, input from Exequity, and (with respect to NEOs other than Mr. Fox) input from Mr. Fox to determine the value of the annual equity grant for each NEO.

The following table summarizes the February 2019 annual equity awards to the NEOs:

Name	LTI Value ($)	Approximate Value Delivered as Stock Options ($)	Shares Underlying Stock Options (#)	Approximate Value Delivered as or RSUs ($)	Shares Underlying RSUs (#)
Jeffrey H. Fox	8,000,000	2,000,000	500,625	6,000,000	750,939
Marc Montagner	2,000,000	500,000	125,155	1,500,000	187,735
John Orlando	1,250,000	312,500	78,223	937,500	117,334
Christine Barry	750,000	187,500	46,932	562,500	70,401
David C. Bryson	500,000	125,000	31,288	375,000	46,934

The number of shares subject to each award was determined for the RSU component by dividing the “Approximate Value Delivered as RSUs” shown in the table above by $7.99, which was the closing price of a share of our common stock on the grant date. These RSUs vest over three years, with one-third vesting on each anniversary of the grant date.

The number of shares subject to the stock option component of each award was determined by dividing the “Approximate Value Delivered as Stock Options” shown in the table above by one-half of the $7.99 grant date per share closing price. These stock options have an exercise price equal to the $7.99 grant date per share closing price, vest over three years (with one-third vesting on the first anniversary of the grant date and the remainder vesting in equal monthly increments thereafter), and have a term of 10 years.

As noted above, our Compensation Committee considered granting our executives long-term equity incentive awards that vest based upon performance targets rather than solely based on the provision of services to the company over time. The Committee concluded that time-based vesting for equity awards was the most effective way to encourage our executives to remain with us while the company is undergoing a period of strategic and operational transition.

Retention Grants – July 2019

As discussed in the “Overview” section, in July 2019, the Compensation Committee approved the Retention Grants. The Retention Grants were off-cycle RSU awards to certain NEOs and other key employees. With respect to the Retention Grants for NEOs, the Compensation Committee considered a number of factors, including the following:

•

The impact of the decline in the company’s stock price on the value of the annual equity awards made in February 2019, which had reduced the value of the annual equity awards by approximately 41% since the grant date;

•

The disruption to the company’s operating plans that may result if key employees, including the NEOs, were to leave the company at a critical stage in the company’s anticipated transition back to growth;

•	The competitive hiring market in the company’s industry and the geographic areas where its offices are located;

•	Challenges in hiring and retention recently experienced by the company; and

•	Input from Exequity, Mr. Fox and the company’s chief human resources officer concerning the foregoing.

The Compensation Committee concluded based upon these factors that it was advisable to make the Retention Grants to key employees to restore some of the retention and incentive impact of the February 2019 annual equity grants and to maintain competitive total compensation levels. The Committee also determined that an incremental award of 100% RSUs (rather than a combination of RSUs and stock options, as conveyed in the annual grant) would be a more effective means of retaining employees and adjusting total compensation levels because of the more predictable value of RSUs. Accordingly, the Compensation Committee approved the following NEO RSU awards:

Name	Retention Grant – Shares Underlying RSUs (#)	Retention Grant – LTI Value ($)
Marc Montagner	100,000	474,000
John Orlando	100,000	474,000
Christine Barry	175,000	829,500
David C. Bryson	25,000	118,500

The value of the RSUs shown in the table above is based on the $4.74 closing price per share of our common stock on the day the awards were granted.

The size of the Retention Grants reflected the Committee’s subjective assessment of a number of factors, including: internal compensation equity between key senior management employees; peer group benchmarking data; and input from Exequity, Mr. Fox and the company’s chief human resources officer. In addition to serving as a retention incentive, the Retention Grant to Ms. Barry was also intended to adjust her equity compensation for her promotion to chief operating officer –web presence in June 2019.

Benefits and Perquisites

For 2019, we provided our NEOs with the same benefits that are provided to all employees generally, including medical, dental and vision benefits, group term life and long-term disability insurance and participation in our 401(k) plan. We also provided our NEOs with umbrella liability insurance coverage, at our expense.

In addition to these benefits, we reimburse Mr. Fox for a portion of his expenses for use of his private aircraft to travel between his home in Arkansas and our headquarters in Massachusetts. Mr. Fox is a long-time resident of Little Rock, Arkansas, and performs his duties for the company from various locations, including his home in Little Rock, our corporate headquarters in Burlington, Massachusetts, and our other corporate locations. We believe Mr. Fox’s travel by private aircraft benefits the company by allowing Mr. Fox to use his time efficiently and conduct company business confidentially during flights. In February 2018, the Compensation Committee and Mr. Fox agreed that reimbursements for flights between Arkansas and Massachusetts would be limited to $225,000 per year. In 2019, we reimbursed Mr. Fox for $225,000 in private aircraft expenses for travel during 2019 between Arkansas and our Massachusetts headquarters. Mr. Fox does not receive any gross-up payments for personal taxes he incurs on these reimbursements.

Severance and Change in Control Benefits

We believe that severance protections can play a valuable role in attracting and retaining key executive officers. In addition, severance protections in a change in control context help ensure leadership continuity and continued commitment during a time of transition, including a sustained focus on the best interests of stockholders and our company. Accordingly, we provide severance and change in control protection to our NEOs pursuant to their respective employment agreements and equity award agreements.

For detailed information about severance and change in control arrangements for our NEOs, see “Employment and Compensation Arrangements with Named Executive Officers” and “Potential Payments upon Termination or Change in Control” below.

Other Compensation Practices and Policies

Stock Ownership Guidelines

We have adopted stock ownership guidelines that are applicable to our non-employee directors who are not affiliated with either Warburg Pincus or Goldman Sachs and those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act. The guidelines require that:

•	covered directors own equity in the company with a value equal to at least five times the director’s annual cash retainer for board services;

•	the CEO own equity in the company equal to at least five times his annual base salary; and

•	all other covered executives own equity in the company equal to at least two times his or her annual base salary.

Newly hired and promoted covered executives and newly elected covered directors are expected to accumulate the applicable stock ownership level by the later of December 31, 2024 or the first December 31st that occurs following the five year anniversary of the date of hire, promotion or initial election, as applicable. The stock ownership guidelines also include certain share retention obligations that apply to covered executives and directors until they have met the applicable stock ownership level.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits directors, executive officers, and employees from buying our securities on margin, borrowing against our securities held in a margin account, pledging our securities as collateral for a loan, engaging in short sales of our securities, and buying or selling derivatives based on our securities.

Clawback Policy

We have adopted a clawback policy that applies to those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act. The clawback policy provides that in the event:

•	we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws; and

•

our Board determines that the act or omission of a current or former covered executive contributed to the circumstances requiring the restatement, and that such act or omission involved either (i) intentional misconduct or a violation of company rules or applicable legal or regulatory requirements or (ii) fraud, then we will use reasonable efforts to recover from such person up to 100% (as determined by the Board its sole discretion as appropriate based on the conduct involved) of any incentive-based compensation (including stock options awarded as compensation) from the company during the 3-year period preceding the date on which the company is required to prepare such accounting restatement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law on December 22, 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by the transition rules will not be deductible by us. The Board of Directors reserves the right to use its business judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Board believes that compensation is appropriate and in the best interests of the company and our stockholders, after taking into consideration changing business conditions and performance of our employees.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Endurance International Group Holdings, Inc.

James C. Neary, Chairman

Joseph P. DiSabato

Justin L. Sadrian

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by our NEOs during the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jeffrey H. Fox(4)	2019	818,269	—		6,000,003	2,320,847	396,042	237,238	(5)	9,772,399
President and Chief Executive Officer (Principal Executive Officer)	2018	794,231	—		1,000,000	—	857,769	275,030		2,927,030
	2017	256,731	—		8,001,875	2,408,338	—	284,056		10,951,000

Marc Montagner	2019	510,962	—		1,974,003	580,206	247,306	12,242	(6)	3,324,719
Chief Financial Officer (Principal Financial Officer)	2018	500,000	—		2,156,250	527,279	540,000	12,080		3,735,609
	2017	493,269	200,000		2,499,997	—	421,641	11,783		3,626,690

John Orlando	2019	396,877	—		1,411,499	362,634	144,066	12,242	(6)	2,327,318
Chief Marketing Officer	2018	383,073	1,500		937,500	306,557	310,289	12,706		1,951,625
	2017	355,269	—		1,649,999	—	202,697	12,533		2,220,498

Christine Barry(7)	2019	379,717	96,539	(8)	1,392,004	217,572	112,319	12,238	(6)	2,210,389
Chief Operating Officer – Web Presence	2018	355,115	—		225,000	73,574	191,762	12,080		857,531

David C. Bryson	2019	364,827	—		493,503	145,048	105,946	12,242	(6)	1,121,566
Chief Legal Officer	2018	355,115	—		450,000	147,148	230,115	12,080		1,194,458
	2017	343,269	70,000		749,997	—	200,813	11,783		1,375,862

(1)

Amounts in this column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, or FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)

Amounts in this column reflect the aggregate Black Scholes grant date fair value of stock options awarded during the year computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)

Amounts in this column represent non-equity incentive plan compensation earned for the years shown based upon company and individual performance. See page 28 under “Annual Bonus: 2019 Management Incentive Plan (MIP)” above.

(4)	Mr. Fox joined us as president and chief executive officer on August 22, 2017.
(5)

Amount consists of reimbursements for private aircraft expense in the amount of $225,000 for travel in 2019, as described above on page 31 under “Benefits and Perquisites,” matching contributions to our 401(k) retirement plan made by us on Mr. Fox’s behalf in the amount of $11,200, and premiums paid for an umbrella liability insurance policy and an associated $24 tax gross-up.

(6)

Amount consists of matching contributions to our 401(k) retirement plan made by us on the NEO’s behalf in the amount of $11,200 and premiums paid for an umbrella liability insurance policy and an associated $28 tax gross-up for Messrs. Montagner, Orlando and Bryson and an associated $24 tax gross-up for Ms. Barry.

(7)	Ms. Barry was not determined to be an NEO for 2017. Therefore, the Summary Compensation Table only includes compensation information for Ms. Barry for 2018 and 2019.
(8)	Amount represents the discretionary portion of the amount paid to Ms. Barry under the 2019 MIP. See page 28 under “Annual Bonus: 2019 Management Incentive Plan (MIP)” above.

2019 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards made to our NEOs during the year ended December 31, 2019.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Jeffrey H. Fox	—	736,442	818,269	1,022,836
	2/6/19					500,625	7.99	2,320,847
	2/6/19				750,939			6,000,003
Marc Montagner	—	459,866	510,962	638,703
	2/6/19					125,155	7.99	580,206
	2/6/19				187,735			1,500,003
	7/31/19				100,000			474,000
John Orlando	—	267,892	297,658	372,072
	2/6/19					78,223	7.99	362,634
	2/6/19				117,334			937,499
	7/31/19				100,000			474,000
Christine Barry	—	208,858	232,065	290,081
	2/6/19					46,932	7.99	217,572
	2/6/19				70,401			562,504
	7/31/19				175,000			829,500
David C. Bryson	—	197,007	218,896	273,620
	2/6/19					31,288	7.99	145,048
	2/6/19				46,934			375,003
	7/31/19				25,000			118,500

(1)

The 2019 MIP was approved by the Compensation Committee in February 2019. These columns show the potential bonus payments for each NEO under the 2019 MIP as if both of the financial targets established for 2019 had been achieved at the threshold, target or maximum levels. The bonus payments under the 2019 MIP could range from zero if the threshold level of financial performance was not achieved for either financial target, to a maximum of 125% of the target level. The actual payments made to our NEOs under the 2019 MIP are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and, in the case of Ms. Barry, the columns titled “Non-Equity Incentive Plan Compensation” and “Bonus.” For a description of the financial targets under the 2019 MIP, see page 28 under “Annual Bonus: 2019 Management Incentive Plan (MIP)” above.

(2)	Represents restricted stock unit awards that vest annually over a three-year period beginning on the date of grant, with one-third of the shares vesting on each anniversary of the grant date.
(3)

Represents stock options that vest over a three-year period beginning on the date of grant, with one-third vesting on the first anniversary of the grant and the remainder vesting in equal monthly installments thereafter.

(4)

Amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information regarding outstanding stock awards held as of December 31, 2019 by our NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeffrey H. Fox	476,325	136,094	(2)	7.75	8/22/27
	—	500,625	(2)	7.99	2/5/29
						250,000	(3)	1,175,000
						91,959	(4)	432,207
						750,939	(4)	3,529,413
Marc Montagner	253,036	—		14.82	9/15/25
	309,675	28,162	(5)	11.10	4/28/26
	79,629	63,704	(2)	7.50	4/25/28
	—	125,155	(2)	7.99	2/5/29
						28,154	(6)	132,324
						50,003	(4)	235,014
						143,341	(4)	673,703
						187,735	(4)	882,355
						100,000	(4)	470,000
John Orlando	14,452	1,314	(5)	11.10	4/28/23
	18,488	3,156	(5)	9.24	7/26/23
	46,296	37,037	(2)	7.50	4/25/28
	—	78,223	(2)	7.99	2/5/29
						1,970	(6)	9,259
						2,705	(6)	12,714
						70,078	(4)	329,367
						83,338	(4)	391,689
						117,334	(4)	551,470
						100,000	(4)	470,000
Christine Barry	33,027	12,704	(2)	8.20	10/24/27
	11,111	8,889	(2)	7.50	4/25/28
	—	46,932	(2)	7.99	2/5/29
						22,871	(4)	107,494
						20,001	(4)	94,005
						70,401	(4)	330,885
						175,000	(4)	822,500
David C. Bryson	147,826	—		12.00	10/25/23
	61,341	—		18.34	4/30/25
	123,863	11,269	(5)	11.10	4/28/26
	22,222	17,778	(2)	7.50	4/25/28
	—	31,288	(2)	7.99	2/5/29
						11,263	(6)	52,936
						31,854	(4)	149,714
						40,002	(4)	188,009
						46,934	(4)	220,590
						25,000	(4)	117,500

(1)	Represents the fair market value of shares that were unvested as of December 31, 2019, based on the closing market price of $4.70 on December 31, 2019.

(2)

Represents the unvested portion of the following option grants, which vest over a three-year period, with one-third of the shares vesting on the first anniversary of the vesting start date and the remainder vesting in equal monthly installments:

Grant Date	Vesting Start Date	Fox	Montagner	Orlando	Barry	Bryson
August 22, 2017	August 22, 2017	612,419	—	—	—	—
October 25, 2017	October 15, 2017	—	—	—	45,731	—
April 26, 2018	April 26, 2018	—	143,333	83,333	20,000	40,000
February 6, 2019	February 6, 2019	500,625	125,155	78,223	46,932	31,288

(3)

These RSUs vest over a three-year period beginning on August 22, 2017, with 282,500 shares having vested immediately upon grant and the remainder vesting in three equal annual installments on each anniversary of the grant date through August 22, 2020.

(4)	Represents the unvested portion of the following RSUs, which vest annually over a three-year period, with one-third of the shares vesting on each anniversary of the vesting start date:

Grant Date	Vesting Start Date	Fox	Montagner	Orlando	Barry	Bryson
May 12, 2017	April 15, 2017	—	—	210,191	—	95,541
October 25, 2017	October 15, 2017	—	—	—	68,598	—
February 9, 2018	February 9, 2018	137,931	75,000	—	—	—
April 26, 2018	April 26, 2018	—	215,000	125,000	30,000	60,000
February 6, 2019	February 6, 2019	750,939	187,735	117,334	70,401	46,934
July 31, 2019	July 31, 2019	—	100,000	100,000	175,000	25,000

(5)

Represents the unvested portion of the following option grants, which vest over a four-year period, with 25% of the shares vesting on the first anniversary of the vesting start date and the remainder vesting in equal monthly installments:

Grant Date	Vesting Start Date	Montagner	Orlando	Bryson
April 28, 2016	April 1, 2016	337,837	15,766	135,132
July 26, 2016	July 15, 2016	—	21,644	—

(6)

Represents the unvested portion of the following restricted stock awards or RSUs, as applicable, which vest annually over a four-year period, with 25% of the shares vesting on each anniversary of the vesting start date:

Grant Date	Vesting Start Date	Montagner	Orlando	Bryson
April 28, 2016	April 1, 2016	112,613	7,883	45,046
July 26, 2016	July 15, 2016	—	10,823	—

2019 Option Exercises and Stock Vested

The following table sets forth information regarding stock acquired upon vesting by our NEOs during the year ended December 31, 2019. None of the NEOs exercised any stock options during 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jeffrey H. Fox	295,972	1,601,427
Marc Montagner	305,131	2,050,910
John Orlando	117,479	774,504
Christine Barry	32,863	152,277
David C. Bryson	68,217	464,200

(1)

The number of shares acquired on vesting of stock awards reflects the gross number of shares vested, including shares that were sold to cover the payment of withholding taxes pursuant to the terms of our Amended and Restated 2013 Stock Incentive Plan or Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan, as applicable.

(2)	Value determined by multiplying the number of vested shares by the closing market price of our common stock on the vesting date.

Employment and Compensation Arrangements with Named Executive Officers

Jeffrey H. Fox

Employment Agreement

We are party to an employment agreement with Mr. Fox dated August 11, 2017. Mr. Fox’s employment is at-will and may be terminated by either us or Mr. Fox for any reason, at any time. The material terms of Mr. Fox’s employment agreement are summarized below.

Base Salary and Bonuses; Airplane Usage

Mr. Fox’s current base salary is $825,000, and he is eligible to earn an annual bonus in accordance with the MIP, with a target opportunity of 100% of his base salary. Pursuant to his employment agreement, Mr. Fox is also entitled to reimbursement for expenses for use of his private aircraft for company business purposes at a rate of $4,125 per hour. In February 2018, the Compensation Committee and Mr. Fox agreed that reimbursements for flights between his home in Arkansas and our headquarters in Massachusetts will be limited to $225,000 per year. Mr. Fox does not receive any gross-up payments for personal taxes he incurs on reimbursement for these flights. Please see page 31 for additional discussion of Mr. Fox’s compensation, including aircraft reimbursements.

Payments upon Termination of Employment

In the event Mr. Fox is terminated without cause or he resigns his employment for good reason (as such terms are defined in his employment agreement), he will be entitled to the following severance payments:

•	continued payment of his base salary for a period of 24 months;

•

payment of two times his annual bonus at target for the year prior to the year of termination payable over a period of 24 months, or if the termination occurs within nine months prior to a change in control (provided that negotiations related to the change in control are ongoing on the termination date) or within two years after a change in control, payment of two times’ the greater of (x) his annual bonus paid with respect to the year prior to the year of termination or (y) his annual bonus at target for the year of termination;

•	a lump sum payment equal to $40,000; and

•

payment of his annual bonus for the year of termination based on the company’s actual performance against the performance goals established under the MIP for such year, prorated based on the portion of the year during which Mr. Fox provided services to the company.

In order to receive these severance payments, Mr. Fox must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including two year non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

If Mr. Fox’s employment is terminated due to death or disability, he (or his estate or beneficiaries) will be entitled, subject to specified restrictive covenants, to payment of his annual bonus for the year of termination based on the company’s actual performance against the performance goals established under the MIP for such year, prorated based on the portion of the year during which Mr. Fox provided services to the company. In addition, to the extent Mr. Fox holds any vested stock options upon such a termination, the vested options will remain exercisable for a period of three years (or the remainder of the option term, if shorter) following the termination date.

Equity Acceleration upon a Change in Control

Pursuant to Mr. Fox’s employment agreement, in the event that, within nine months prior to a change in control (provided that negotiations related to the change in control are ongoing on the termination date) or within two years after a change in control, Mr. Fox is terminated without cause (other than due to disability or death) or he resigns his employment for good reason, he will be entitled to full acceleration of all unvested equity awards he holds as of his termination date, on the later to occur of the completion of the change in control and his termination date. Furthermore, in the event the acquiring or succeeding corporation in a change in control does not agree to assume Mr. Fox’s outstanding equity awards as of immediately prior to the change in control, or to substitute substantially equivalent awards for the outstanding equity awards, then all of Mr. Fox’s then outstanding but unvested equity awards will vest in full immediately prior to the change in control, and any such awards subject to performance standards will vest at the target amount associated with their grant, unless the Board or Compensation Committee determines that a higher level of vesting is appropriate.

Marc Montagner

Employment Agreement

We are party to an employment agreement with Mr. Montagner dated August 3, 2015. Mr. Montagner’s employment agreement had an initial term of two years, beginning on September 15, 2015, and automatically renews for successive one-year terms, unless either we or Mr. Montagner provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms. The material terms of Mr. Montagner’s employment agreement are summarized below.

Base Salary and Bonus

Mr. Montagner’s current base salary is $530,450, and he is eligible to earn an annual bonus in accordance with the MIP, with a target opportunity of 100% of his base salary.

Payments upon Termination of Employment

In the event Mr. Montagner is terminated without cause or he resigns his employment for good reason (as such terms are defined in his employment agreement), he will be entitled to continued payment of his base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control (as such terms are defined in his employment agreement), 24 months; payment of his annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, over a period of 24 months; and reimbursement on a monthly basis for the COBRA premiums that he would be required to pay to continue group health insurance coverage for a period of up to 18 months following his termination. In order to receive these severance payments, Mr. Montagner must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Equity Acceleration upon a Change in Control

The award agreements governing Mr. Montagner’s equity awards provide that in the event we undergo a change in control and Mr. Montagner’s employment is terminated without cause by us within the one-year period following the change in control, any remaining unvested portion of his equity awards will vest in full as of his termination date.

John Orlando, Christine Barry and David C. Bryson

Employment Agreement

We are party to an employment agreement with each of Messrs. Orlando and Bryson and Ms. Barry. Each of the employment agreements has substantially identical terms, except as summarized in the table below.

	Employment Agreement Date	Effective Date	Current Base Salary ($)(1)	Current Annual Target Bonus Opportunity under the MIP
John Orlando	March 27, 2017	February 14, 2017	413,060	75%
Christine Barry	October 29, 2018	October 29, 2018	412,000	75%
David C. Bryson	March 7, 2016	February 22, 2016	378,741	60%

(1)	As of March 30, 2020.

Base Salary and Bonus

Each executive is paid a base salary and is eligible to earn an annual bonus in accordance with the MIP. Each executive’s base salary and target bonus, presented as a percentage of their base salary, is summarized in the table above.

Term

Each of the employment agreements has an initial term of two years from the effective date and then automatically renews for successive one-year terms, unless either we or the executive provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms.

Payments upon Termination of Employment

In the event the executive is terminated without cause or resigns his or her employment for good reason (as such terms are defined in the applicable employment agreement), the executive will be entitled to continued payment of his or her base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control (as defined in the applicable employment agreement), 18 months; payment of annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, over a period of 18 months; and reimbursement on a monthly basis for the COBRA premiums that the executive would be required to pay to continue group health insurance coverage for a period of up to 18 months following his or her termination. In order to receive these severance payments, the executive must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

Equity Acceleration upon a Change in Control

The award agreements governing each executive’s equity awards provide that in the event we undergo a change in control and the executive’s employment is terminated without cause by us within the one-year period following the change in control (as such terms are defined in the applicable award agreement), any remaining unvested portion of his or her equity awards will vest in full as of his or her termination date.

Potential Payments Upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our NEOs if his or her employment were terminated by us without cause or by the NEO for good reason, if there were a change in control of our company (regardless of whether the NEO was terminated), if a termination without cause or for good reason took place in connection with a change in control, or in the event of the NEO’s death or disability. These amounts are based upon the severance and change in control provisions described above under “Employment and Compensation Arrangements with Named Executive Officers”, and are calculated on the assumption that the employment termination and change in control both took place on December 31, 2019.

	Benefits Payable Upon Termination Without Cause/Good Reason			Benefits Payable Upon a Change in Control (regardless of termination)		Benefits Payable Upon Termination Without Cause/Good Reason in Connection with a Change in Control			Benefits Payable Upon Termination due to Death or Disability
Name	Severance Payments ($)	COBRA ($)(1)	Equity Acceleration ($)	Equity Acceleration ($)(2)		Severance Payments ($)	COBRA ($)(1)	Equity Acceleration ($)(2)	Severance Payments ($)
Jeffrey H. Fox	3,624,504	—	—	5,136,621	(3)	3,636,042	—	5,136,621	396,042
Marc Montagner	1,030,000	38,986	—	—		1,545,000	38,986	2,393,395	—
John Orlando	701,807	48,164	—	—		902,315	48,164	1,764,498	—
Christine Barry	700,000	48,164	—	—		900,000	48,164	1,354,883	—
David C. Bryson	588,336	24,997	—	—		772,194	24,997	728,749	—

(1)	Calculated based on the estimated cost to us of providing these benefits.
(2)

Amounts represent the fair market value as of December 31, 2019 of any shares that would vest, based on the closing market price of $4.70 on December 31, 2019. The value of any option shares that would vest is reported as $0 because the exercise price of each option was higher than the closing market price per share of our common stock on December 31, 2019.

(3)

Mr. Fox’s outstanding but unvested equity awards would vest in full immediately prior to a change in control only if the acquiring or succeeding corporation does not agree to assume the equity awards, or to substitute substantially equivalent awards for the outstanding equity awards.

Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our chief executive officer, and the ratio of these amounts, which are shown for the year ended December 31, 2019 in the table below:

Median of the annual total compensation of all employees (excluding the CEO):	$43,284
Annual total compensation of the CEO:	$9,772,399
Ratio of annual total compensation of the CEO to the median of the annual total compensation of all employees:	226 to 1

The CEO to median employee pay ratio represents a reasonable estimate calculated in accordance with SEC regulations and guidance. Because SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

We previously identified our median employee as of December 31, 2018. There has been no change in our employee population, our employee compensation arrangements or our median employee’s circumstances that we believe would significantly impact the pay ratio disclosure. Therefore, as permitted by SEC rules, we calculated the 2019 pay ratio using the same median employee that we used to calculate our 2018 pay ratio.

As of December 31, 2018, the date of determination for the median employee, our total employee population consisted of approximately 3,903 individuals, of which 3,050 were employed in the United States and 853 were employed abroad, including in India, Brazil, the Netherlands and the United Kingdom. As permitted by SEC rules, for purposes of identifying the median employee, we excluded approximately 0.7% of our non-U.S. employee population consisting of approximately 6 individuals employed in the United Kingdom, resulting in an adjusted employee population of approximately 3,897 individuals. We identified the median employee from our adjusted employee population based on gross income for 2018 as reported on an IRS Form W-2 or foreign equivalent. We converted compensation paid to our India, Brazil and Netherlands employees to U.S. dollars using the applicable exchange rate based on the noon buying rate set forth by the Federal Reserve Board for December 31, 2018: $1.00 U.S. dollar to INR 69.5800 Indian rupees; $1.00 U.S. dollar to BRL 3.8804 Brazilian real; $1.00 U.S. dollar to €0.8729 Euro. We did not annualize the reported gross income of employees as of December 31, 2018 who joined us during 2018.

Using this methodology, we determined that the median employee was a full-time, salaried employee located in the United States. We then identified and calculated the elements of such employee’s compensation for 2019 pursuant to the requirements for the Summary Compensation Table set forth in Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $43,284.

Director Compensation

We compensate our directors who are neither employees of our company nor affiliates of Warburg Pincus or Goldman Sachs, or our eligible directors, for their service as directors. Accordingly, Mr. Fox, our chief executive officer, did not receive any additional compensation for his service as a director. In addition, neither Messrs. Neary, Reedy and Sadrian, each of whom is affiliated with Warburg Pincus, nor Mr. DiSabato, who is affiliated with Goldman Sachs, receive any compensation for their service as directors.

Cash Retainers. Effective April 29, 2019, our eligible directors are entitled to receive cash retainer fees in consideration of their Board service as follows:

Annual retainer fee for service on our Board	$80,000
Additional annual retainer fees for committee service:
Audit Committee chair	$25,000
Audit Committee member	$12,500
Compensation Committee chair	$20,000
Compensation Committee member	$10,000
Nominating and Corporate Governance Committee chair	$15,000
Nominating and Corporate Governance Committee member	$7,500

Prior to April 29, 2019, the additional annual retainer fee for committee service was $20,000 for service as a committee chair and $10,000 for service as a committee member for all of our committees.

Per-Meeting Fees. In the event the Board holds more than five Board meetings in a calendar year (including special meetings held in person but excluding all telephonic Board meetings and all committee meetings), each eligible director will receive a per-meeting attendance fee of $5,000 for each Board meeting in excess of five that he or she attends in person during that calendar year. In 2019, the Board did not hold more than five in-person meetings, and therefore we did not pay any per-meeting fees to our directors.

Equity Compensation. On April 29, 2019, we granted each eligible director an award of 31,897 RSUs under our Amended and Restated 2013 Stock Incentive Plan. The shares underlying these RSU awards vest on the first anniversary of the grant date. We do not have a formal policy regarding director equity awards, and we may grant each eligible director additional equity grants during 2020.

Each member of our Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings for any committee on which he or she serves.

2019 Eligible Director Compensation

The table below sets forth information regarding the compensation of our eligible directors for their service on our Board in 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards(2) ($)	Total ($)
Andrea Ayers(3)	82,260	199,994	—	282,254
Dale Crandall	103,384	199,994	—	303,378
Tomas Gorny	80,000	199,994	—	279,994
Michael Hayford(4)	29,096	—	—	29,096
Peter Perrone	91,692	199,994	—	291,686
Alexi A. Wellman(5)	62,596	199,994	—	262,590

(1)

Amounts in this column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)	As of December 31, 2019, each of Messrs. Crandall, Gorny, Hayford and Perrone held outstanding options to purchase 78,250 shares of our common stock.

(3)	Ms. Ayers joined the Board on February 6, 2019 and was appointed to the Nominating and Corporate Governance Committee as its chair on April 29, 2019.
(4)	Mr. Hayford resigned from the Board effective April 29, 2019.
(5)	Ms. Wellman joined the Board on April 29, 2019 and was appointed to the Audit Committee on the same day.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 about the securities authorized for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted- Average Exercise Price of Outstanding Options and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	14,281,788	(2)	$10.57	12,959,690	(3)
Equity Compensation Plans Not Approved by Security Holders	853,689	(4)	$8.83	8,835,205	(5)
Total	15,135,477		$10.41	21,794,895

(1)	Does not take into account the shares issuable pursuant to RSUs, which have no exercise price.
(2)

Consists of 5,276,679 shares subject to outstanding stock options and 9,005,109 shares subject to outstanding unvested RSUs, in each case issued under our Amended and Restated 2013 Stock Incentive Plan.

(3)	Consists of shares available for future issuance pursuant to our Amended and Restated 2013 Stock Incentive Plan.
(4)

Consists of 533,547 shares subject to outstanding stock options and 320,142 shares issuable pursuant to outstanding unvested RSUs, in each case issued under our Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan.

(5)	Consists of shares available for future issuance pursuant to our Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 23, 2020, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our NEOs; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days after March 23, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Endurance International Group Holdings, Inc., 10 Corporate Drive, Burlington, Massachusetts 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

Investment funds and entities affiliated with Warburg Pincus(1)	52,562,956	37.1%
Investment funds and entities affiliated with Goldman Sachs(2)	15,378,522	10.9%
Capital Research Global Investors(3)	11,304,955	8.0%
Okumus Fund Management Ltd.(4)	9,582,719	6.8%
The Vanguard Group(5)	7,420,294	5.2%

Named Executive Officers and Directors
Jeffrey H. Fox(6)	1,894,707	1.3%
Marc Montagner(7)	1,360,198	1.0%
Christine Barry(8)	117,377	*
David C. Bryson(9)	856,684	*
John Orlando(10)	333,952	*
James C. Neary(11)	52,562,956	37.1%
Andrea J. Ayers(12)	31,897	*
Dale Crandall(13)	188,206	*
Joseph P. DiSabato(14)	15,378,522	10.9%
Tomas Gorny(15)	2,508,210	1.8%
Peter J. Perrone(13)	203,206	*
Chandler J. Reedy(11)	52,562,956	37.1%
Justin L. Sadrian(11)	52,562,956	37.1%
Alexi A. Wellman(12)	31,897	*

All executive officers and directors as a group (15 persons)	75,573,499	52.3%

(1)	Consists of (i) 38,748,221 shares of our common stock owned by Warburg Pincus Private Equity X, L.P., (ii) 1,239,623 shares of our common stock owned by Warburg Pincus X Partners, L.P., both Delaware limited partnerships (together, the “WP X Funds”) and (iii) 12,575,112 shares of our common stock owned by WP Expedition Co-Invest L.P., a Delaware limited partnership (“WP Co-Invest” and together with the WP X Funds, the “Warburg Pincus entities”). Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of the WP X Funds. Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP”), is the general partner of WP X LP. WPP GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WP X GP. Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), is the managing member of WPP GP and the general partner of WP Co-Invest. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), is the general partner of WP Partners. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP X Funds. The Warburg Pincus entities, WP X LP, WP X GP, WPP GP, WP Partners, WP Partners GP, WP, and WP LLC have shared voting and dispositive power over the shares owned by the Warburg Pincus entities. The business address of the Warburg Pincus entities is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(2)

Consists of (i) 6,656,301 shares of our common stock owned by GS Capital Partners VI Fund, L.P., a Delaware limited partnership; (ii) 5,536,478 shares of our common stock owned by GS Capital Partners VI Offshore Fund L.P., a Cayman Islands exempted limited partnership; (iii) 1,830,369 shares of our common stock owned by GS Capital Partners VI Parallel, L.P., a Delaware limited partnership; (iv) 236,565 shares of our common stock owned by GS Capital Partners VI GmbH & Co. KG, a German limited partnership; (v) 534,373 shares of our common stock owned by Bridge Street 2011, L.P., a Delaware limited partnership; (vi) 234,533 shares of our common stock owned by Bridge Street 2011 Offshore, L.P., a Cayman Islands exempted limited partnership; (vii) 349,502 shares of our common stock owned by MBD 2011 Holdings, L.P., a Cayman exempted limited partnership (collectively, the “GS Entities”) and (viii) 401 shares of our common stock owned by Goldman Sachs & Co. LLC (“GS”). GS is the investment manager for certain of the GS Entities; for a description of transactions between the company and GS, see page 17 for the “Related Person Transactions” section of this proxy statement. GS is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. All voting and investment decisions for the GS Entities are made by the Merchant Banking Division Corporate Investment Committee of GS, which is currently comprised of Richard A. Friedman, Nicole Agnew, Anthony Arnold, Thomas G. Connolly, Chris Crampton, Charlie Gailliot, Bradley J. Gross, Adrian M. Jones, Michael E. Koester, Scott Lebovitz, Julian Salisbury, Joseph P. DiSabato, Jo Natauri, Michael Bruun, Matthias Hieber, Martin A. Hintze, James H. Reynolds, Michele Titi-Cappelli, Sean Fan, Stephanie Hui, Tom McAndrew, Harvey Shapiro, Danielle Natoli, Carmine Venezia, and David Thomas, through voting by the committee members. The business address of GS and the GS Entities is c/o Goldman Sachs & Co. LLC, 200 West Street, 28th Floor, New York, New York 10282.

(3)

Based on the Amendment No. 2 to Schedule 13G filed on February 14, 2020 by Capital Research Global Investors, a division of Capital Research and Management Company. In such filing, Capital Research Global Investors reports that it has sole voting and dispositive power over 11,304,955 shares of our common stock. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)

Based on the Amendment No. 4 to Schedule 13G filed on February 14, 2020 by Okumus Fund Management Ltd. (“Okumus”), Okumus Opportunistic Value Fund, Ltd. (“Okumus Value”) and Ahmet H. Okumus. In such filing, Okumus, Okumus Value and Mr. Okumus report that they each have shared voting and dispositive power over 14,573,400 shares of our common stock. The amount reported in the table above also reflects information from a Form 4 filed on March 20, 2020 by Okumus, Okumus Value and Mr. Okumus, including our repurchase of 5.0 million shares from Okumus. For more information about the repurchase, see page 17 for the “Related Person Transactions” section of this proxy statement. The address of Okumus and Mr. Okumus is 767 Third Avenue, 35th Floor, New York, New York 10017. The address of Okumus Value is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

(5)

Based on the Schedule 13G filed on February 11, 2020 by The Vanguard Group. In such filing, The Vanguard Group reports that it has sole voting power over 153,937 shares, shared voting power over 32,225 shares, sole dispositive power over 7,242,345 and shared dispositive power over 177,949 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)	Includes 769,976 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days after March 23, 2020.
(7)

Includes 28,154 shares of our common stock that remain subject to vesting as of March 23, 2020, 71,659 shares subject to RSUs that will vest within 60 days after March 23, 2020 and 738,575 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days after March 23, 2020.

(8)

Includes 9,999 shares subject to RSUs that will vest within 60 days after March 23, 2020 and 72,266 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days after March 23, 2020.

(9)

Includes 11,263 shares of our common stock that remain subject to vesting as of that date, 51,852 shares subject to RSUs that will vest within 60 days after March 23, 2020 and 384,002 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days after March 23, 2020.

(10)

Includes 113,710 shares subject to RSUs that will vest within 60 days after March 23, 2020 and 124,656 shares of our common stock subject to stock options that are exercisable or will become exercisable within 60 days after March 23, 2020.

(11)

Messrs. Neary, Reedy and Sadrian are partners of WP and managing directors and members of WP LLC. All shares indicated as owned by Messrs. Neary, Reedy and Sadrian are included because of their affiliation with the Warburg Pincus entities.

(12)	Consists of 31,897 shares subject to RSUs that will vest within 60 days after March 23, 2020.
(13)

Includes 31,897 shares subject to RSUs that will vest within 60 days after March 23, 2020 and 78,250 shares of our common stock subject to stock options that are exercisable within 60 days after March 23, 2020.

(14)

GS is a direct and indirect wholly owned subsidiary of GSG. The shares are owned by GS and the GS Entities. The GS Entities, of which affiliates of GSG are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates. Mr. DiSabato is a managing director of GS.

(15)

Mr. Gorny is the grantor and trustee of The Tomas and Aviva Gorny Family Trust and the grantor of each of The Tomas and Aviva Gorny Irrevocable Trust and The Gorny 2013 Irrevocable Trust (collectively, the “Gorny Trusts”). As a result, Mr. Gorny may have voting and investment control over, and may be deemed to be the beneficial owner of, an aggregate of 2,302,782 shares of our common stock owned by the Gorny Trusts. The number of shares beneficially owned by Mr. Gorny also includes 31,897 shares subject to RSUs that will vest within 60 days after March 23, 2020 and 78,250 shares of our common stock subject to stock options that are exercisable within 60 days after March 23, 2020.

PROPOSAL 1

ELECTION OF DIRECTORS

Our restated certificate of incorporation provides for a classified board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of ten members, divided into three classes as follows:

•	Class I consists of Alexi A. Wellman, Peter Perrone and Chandler Reedy, each with a term ending at this Annual Meeting.

•	Class II consists of Dale Crandall, Tomas Gorny and Justin Sadrian, each with a term ending at the 2021 annual meeting.

•	Class III consists of Andrea J. Ayers, Joseph DiSabato, Jeffrey H. Fox and James Neary, each with a term ending at the 2022 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Ms. Wellman and Messrs. Perrone and Reedy are current directors whose terms expire at the Annual Meeting, and are each nominated for re-election as a Class I director, with a term ending in 2023. Ms. Wellman, who was identified as a candidate for board membership by a third party recruiting firm, joined the Board on April 29, 2019 and is standing for election for the first time at the Annual Meeting.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of all of the Class I nominees identified above to a three-year term ending in 2023, each such nominee to hold office until his or her successor has been duly elected and qualified. Each of the nominees has indicated his or her willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not expect that any of the nominees will be unable to serve if elected.

The Annual Meeting will be uncontested with respect to the election of directors. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. As a result, each nominee for Class I director will only be elected if the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” that nominee. See page 2 under “Important Information about the Annual Meeting and Voting” above for more information about our majority voting standard.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MS. WELLMAN AND MESSRS. PERRONE AND REEDY.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by Section 14A of the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast a non-binding advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is commonly referred to as “say-on-frequency.” The stockholders voted “every year” at our 2016 annual meeting of stockholders, which was adopted by our Board. The next required non-binding advisory vote regarding say-on-frequency will be at our 2022 annual meeting of stockholders.

Our executive compensation program is designed to attract, retain and reward the best possible executive talent and to align our executives’ incentives with our business goals, the creation of stockholder value, and the long-term growth of our company. Key features of our executive compensation program include:

•

Long-term incentives in the form of stock options, restricted stock and restricted stock units account for a significant majority of our executives’ compensation, which links executive and stockholder interests and rewards executives for appreciation in our stock price.

•	Our annual cash bonus program, the Management Incentive Plan, is tied to the achievement of designated company performance targets, as well as to individual performance.

•	Our executive compensation is benchmarked annually by our independent compensation consultant against a peer group of companies within a reasonable size range of us.

•	Our NEOs do not have guaranteed base salary increases, bonuses, pension benefits, or “golden parachute” excise tax gross-up arrangements.

•	We believe our compensation program does not encourage excessive risk taking.

•	We prohibit hedging and pledging of our stock by employees, officers and directors.

•	We have stock ownership guidelines that apply to our officers and directors.

•	We have a clawback policy that applies to our officers.

We encourage stockholders to closely read the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 23, which describes our executive compensation program, certain best practices that it features, and the decisions made by our Compensation Committee and our Board with respect to 2019 executive compensation.

Our Board is asking stockholders to approve, on a non-binding advisory basis, the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Endurance International Group Holdings, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement of Endurance International Group Holdings, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, or BDO, an independent registered public accounting firm, to audit our books, records and accounts for the year ending December 31, 2020. This appointment is being presented to the stockholders for ratification at the Annual Meeting. BDO has served as our auditor since 2008.

BDO has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to questions as appropriate.

The following table summarizes BDO’s fees billed to us for each of the last two fiscal years. For the fiscal year ended December 31, 2019, audit fees include amounts not yet billed of approximately $816,974.

Fee Category	2018	2019
Audit Fees(1)	$2,060,725	$1,936,952
Audit-Related Fees(2)	$—	$145,000
Tax Fees(3)	$35,196	$4,452
Total Fees	$2,095,921	$2,086,404

(1)

Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	For the fiscal year ended December 31, 2019, audit-related fees consist of fees for the audit of our 401(k) plan and the audit of carve-out financial statements for a business unit we sold in 2019.
(3)

Tax fees consist of the fees for the following two general service categories: tax compliance and return preparation and tax planning and consulting. For the fiscal years ended December 31, 2018 and December 31, 2019, we incurred fees of approximately $9,046 and $4,452, respectively, for tax compliance and return preparation, and fees of approximately $26,150 and $0, respectively, for tax planning and consulting.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of our Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of our Audit Committee pursuant to this delegated authority is reported on at the next meeting of our Audit Committee.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the ratification unless stockholders specify otherwise. Although stockholder ratification is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If Proposal 3 is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of BDO as our independent auditors for the year ending December 31, 2020. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2021 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement and proxy card relating to our Annual Meeting of Stockholders to be held in 2021, or the 2021 Annual Meeting, stockholder proposals must include the information set forth in our amended and restated bylaws and be received at our principal executive offices no later than December 10, 2020. However, if the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on May 20, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive notice of other proposals of stockholders (including director nominations) intended to be presented at the 2021 Annual Meeting but not included in the proxy statement by February 19, 2021, but not before January 20, 2021. However, in the event the 2021 Annual Meeting is scheduled to be held on a date before April 30, 2021, or after July 19, 2021, then these notices may be received by us at our principal executive office not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of (1) the 90th day before the scheduled date of such annual meeting and (2) the 10th day after the day on which notice of the date of such annual meeting was mailed or we first make a public announcement of the date of such annual meeting, whichever first occurs. All such notices must contain the information required by our amended and restated bylaws, and any proposals we do not receive in accordance with the above standards will not be voted on at the 2021 Annual Meeting.

Householding of Proxy Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if you elected to receive printed materials, only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you call us at (781) 852-3200 or write us at the following address or phone number: Corporate Secretary, Endurance International Group Holdings, Inc., 10 Corporate Drive, Burlington, Massachusetts 01803. If you would like to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

APPENDIX A

Supplemental Information about Non-GAAP Financial Measures

The following table presents a reconciliation of net income calculated in accordance with GAAP to adjusted EBITDA:

	Twelve Months Ended December 31,
	2018	2019
	(in thousands)
Net income (loss)	$4,534	$(12,347)
Interest expense, net(1)	148,391	143,454
Income tax (benefit) expense	(6,246)	17,879
Depreciation	48,207	44,951
Amortization of other intangible assets	103,148	85,183
Stock-based compensation	29,064	35,692
Restructuring expenses	3,368	1,992
Gain on sale of business	—	(40,700)
Loss of unconsolidated entities	267	—
Impairment of goodwill and other long-lived assets	—	37,540
Shareholder litigation reserve	7,325	—

Adjusted EBITDA	$338,058	$313,644

(1)	Interest expense includes impact of amortization of deferred financing costs, original issue discounts and interest income.

The following table presents a reconciliation of cash flow from operations to free cash flow:

	Twelve Months Ended December 31,
	2018	2019
	(in thousands)
Cash flow from operations	$182,552	$161,973
Less:
Capital expenditures and financed equipment(1)	(53,319)	(47,315)

Free cash flow	$129,233	$114,658

(1)

Capital expenditures during the twelve months ended December 31, 2018 include $7.4 million of principal payments under a three year agreement for equipment financing. Capital expenditures during the twelve months ended December 31, 2019 include $8.2 million of principal payments under a two year agreement for equipment financing. The remaining balance on the equipment financing is $0.8 million as of December 31, 2019.

A-1

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. 10 CORPORATE DRIVE, THIRD FLOOR BURLINGTON, MASSACHUSETTS 01803 UNITED STATES VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EIGI2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D07376-P35966-Z76571 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ENDURANCE INTERNATIONAL GROUP HOLDINGS The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Alexi A. Wellman ! ! ! 1b. Peter Perrone ! ! ! 1c. Chandler Reedy ! ! !The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, in a non-binding advisory say-on-pay vote, the compensation of our named executive officers, as described in the Compensation Discussion ! ! ! and Analysis, the executive compensation tables and the accompanying narrative disclosures in the proxy statement. 3. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as our independent auditors for the year ending ! ! ! December 31, 2020. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D07377-P35966-Z76571 ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. Annual Meeting of Stockholders May 20, 2020 2:00 PM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jeffrey H. Fox, Marc Montagner, David Bryson and Timothy Oakes, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on May 20, 2020, via live webcast at www.virtualshareholdermeeting.com/EIGI2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side

April 9, 2020

VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Endurance International Group Holdings, Inc.
Commission File No. 001-36131
Definitive Proxy Materials

Ladies and Gentlemen:

On behalf of Endurance International Group Holdings, Inc. (the “Company”), transmitted herewith for filing pursuant to Rule 14a-6(b) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are definitive copies of the Notice of Annual Meeting of Stockholders, Proxy Statement and Form of Proxy (the “Proxy Materials”) relating to the Company’s 2020 Annual Meeting of Stockholders to be held on May 20, 2020 (the “Annual Meeting”). In a separate transmission also being made today, the Company is filing a copy of its Notice of Internet Availability of Proxy Materials relating to the Annual Meeting pursuant to Rule 14a-16(i) promulgated under the Exchange Act. The Company will begin mailing its Notice of Internet Availability of Proxy Materials to its stockholders on April 9, 2020 through which the Company shall furnish and release its Proxy Materials to its stockholders.

In lieu of mailing to the Commission seven paper copies of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2019, the Company will post an electronic version of its Annual Report to its corporate website where it will remain accessible for at least one year.

Please contact the undersigned of the Company if you have any questions regarding this matter at (781) 852-3323 or lara.mataac@endurance.com.

Very truly yours,

/s/ Lara Mataac

Lara Mataac

Attachments

10 Corporate Drive, Burlington, MA 01803 USA  t: 781-852-3200  f: 781-272-2915  www.endurance.com